Exhibit 10.55

DATED	9 December	2004

FELAW MALTINGS IPSWICH (No.1) LIMITED

FELAW MALTINGS IPSWICH (No.2) LIMITED

-and -

VIDUS LIMITED

- and -

MARS PENSION TRUSTEES LIMITED

LEASE

-OF-

FOURTH FLOOR, THE NORTH MALTING FELAW STREET IPSWICH SUFFOLK IP2 8HE

Lovells

P1/JCP/DBDM/1389608.02

21552/83900

	5.1	Interest on late payments	13

	5.2	Re-entry	14

	5.3	Rent cesser	15

	5.4	Statutory compensation	16

	5.5	Data Protection Act 1998	16

6.	RENT REVIEW		16

7.	LESSEE’S OPTION TO DETERMINE		18

8.	NOTICES		19

9.	VAT		19

10.	SURETY’S COVENANTS		19

11.	LANDLORD AND TENANT (COVENANTS) ACT 1995		19

12.	DELIVERY AS A DEED		19

13.	RIGHTS OF THIRD PARTIES		19

14.	RIGHTS GRANTED BY THE ADJOINING OWNER		19

SCHEDULES

1.	RIGHTS GRANTED		20

2.	RIGHTS RESERVED		21

3.	DOCUMENTS TO BE OBSERVED		23

4.	SERVICE CHARGE		24

5.	COVENANTS BY THE SURETY		30

6.	AUTHORISED GUARANTEE AGREEMENT		32

LEASE

THlS LEASE is made	9 December	2004

BETWEEN:

(1)           Felaw Maltings Ipswich (No. 1) Limited (Registered Number 4330837) and Felaw Maltings Ipswich (No. 2) Limited (Registered Number 4330719) whose registered offices are both at 21 Holbom Viaduct London EC1A 2DY (together the “Lessor”); and

(2)           Vidus Limited (Registered Number 4069823) whose registered office is at North Felaw Maltings, 48 Felaw Street, Ipswich, Suffolk (the “Lessee”); and

(3)           Mars Pension Trustees Limited (Registered Number 449733) of 3D Dundee Road Slough Berkshire SL1 4LG (the “Adjoining Owner”).

WITNESSES:

1.           INTERPRETATION

1.1         In this Lease the following words and expressions have the meanings set opposite them:

“adjoining or neighbouring premises” includes any pert of the Development other than the Premises;

“Adjoining Owner’s Land” means that part of the Development comprised in HM Land Registry title number SK161294 of which the Adjoining Owner is the registered proprietor;

“associated company” means a company in the same group of companies as the Lessee as defined by section 42 Landlord and Tenant Act 1954;

“Authorised Guarantee Agreement’ means an agreement between the Lessor and the Lessee entered into by the Lessee as covenantor in the circumstances set out in set out clause 3.18 hereof and containing the provisions set out in Schedule 6 hereto;

“Building” means the building known as The North Malting, Felaw Street, Ipswich shown edged red on Plan 1;

“Common Areas” means those parts of the Development together with any areas not forming part of the Development which the Lessee is authorised to use designated and allocated by the Lessor from time to time for the common use and benefit of or the provision of services to the lessees of premises feeing part of the Development (whether or not including the Lessee) and persons using or visiting the Development and (without prejudice to the generality of the foregoing) includes any roads footpaths car parks parking spaces and landscaped areas of the Development as well as any estate signs and boards gates walls and fences lighting apparatus surveillance devices services kiosks security guards’ accommodation Conducting Media and other things which may at any time be in on or over under or about the Development and which are designated and allocated by the Lessor as aforesaid;

“Common Parts” means any entrances, entrance halls, lifts (including lift shafts), stairs, escalators, passageways, landings, lavatory accommodation, Conducting Media and other parts of the Building available or intended to be available for use in common by two or more of the Lessor’s lessees of the Building;

“Conducting Media” means tanks, pipes, cables wires, meters, drains, sewers, gutters and other things of a like nature for the passage of electricity, gas, water, soil and other services;

“Development” means the land in the County of Suffolk and the offices and other buildings erected thereon known as The Maltings Development Felaw Street lpswich and shown with a heavy blue line on Plan 1 (including for the avoidance of doubt, the Building) together with any alteration addition or extension thereto that is either agreed between the parties or is the result of a minor adjustment to the boundaries of the Lessor’s ownership not material to the Development as a whole;

“Insurance Rent” means the rent reserved by clause 2.2 hereof;

“Insured Risks” means fire and such other usual commercial risks or perils (if any) and as shall be available in the market at reasonably commercial rates as the Lessor (acting reasonably) may from time to time deem it prudent to insure and have Insured the Development (with or without the boilers, lifts and other plant and machinery in the Building) against;

“Lessee” includes the successors in title and assigns of the Lessee;

“Lessor” includes the person or persons for the time being entitled to the reversion immediately expectant on the Term;

“Other Buildings” means the buildings known as The South Malting The North Kiln and the South Kiln Felaw Street Ipswich shown edged brown on Plan 1;

“Other Lettable Units” means the parts of the Development let or designed to be let to a lessee excluding:

(a)          the Common Areas;

(b)          the Premises; and

(c)          the Common Parts;

“Parking Spaces” means those parking spaces forming part of the Common Areas shown coloured yellow on Plan 1;

“Party Structures” unless the context otherwise requires means the walls separating and dividing the Premises from any Other Lettable Unit;

“Planning Acts” means and includes the “Planning Acts” as defined in section 117 Planning and Compulsory Purchase Act 2004 together with that Act and all other legislation from time to time imposing controls on the development or use of land (so far as the same does not form part of Structure) or the Common Parts;

“Premises” means all those premises (shown edged red on the Plan 2 annexed hereto) on the fourth floor of the Building (so far as such floor does not form part of the Structure or the Common Parts) together with all glass, false ceilings, plaster and other internal finishes of walls and ceilings and all floorboards and floor coverings as well as any landlord’s fixtures and fittings from time to time therein and each and every part thereof (so far as the same does not form part of the Structure) or the Common Parts;

“Rent” means the rent reserved by clause 2.1 hereof at the rate from time to time payable hereunder as therein and in clause 6 hereof provided;

“Service Charge” means the rent reserved by clause 2.3 hereof;

Plan 1 [illegible]

Sculpture/Shrub Bed
Section
North Malting
South Malting
North Kiln
South Kiln
New Cut West
Felaw Street
N

CONSTRUCTION

THE MALTINGS
FELAW STREET, IPSWICH

EXTERNAL WORKS
PLAN LAYOUT

NORTH WEST ESTATES PLC

Hallamshire

Hallamshire Construction Plc.

BWP

1:200@A1

FRANK SHAW ASSOCIATES LTD

2242 | 97094 | 108

“Structure” means the exterior and main structure of the Building including the foundations, roofs, main walls, ceilings and floors thereof (but excluding any glass, false ceilings, all internal plaster and other finishes of walls or ceilings save where internal to any Common Parts and any floorboards and floor coverings);

“Term” means a term of years commencing on 29 September 2004 expiring on 28 September 2014 together with any statutory continuation thereof, and

“VAT” means Value Added Tax and any other tax of a like nature.

1.2           In this Lease unless there is something in the context inconsistent therewith:

(a)           words importing the masculine gender shall include the feminine gender and vice versa and words importing the singular shall include the plural and vice versa and words importing persons and all references to persons shall include companies, corporations and firms and vice versa;

(b)           If at any time two or more persons are included in the expression the “Lessee” then covenants herein contained or implied by or on the part of the Lessee shall be deemed to be and shall be construed as covenants entered into by and binding on such persons jointly and severally;

(c)           where the Lessee is placed under a restriction by this Lease it includes an obligation not to permit or allow the restriction to be infringed;

(d)           references to “lease” shall include “under lease” and vice versa.

2.            DEMISE AND RENT

The Lessor HEREBY DEMISES unto the Lessee ALL THOSE the Premises TOGETHER with the particular rights set out in Schedule 1 hereto BUT EXCEPT AND RESERVED AND SUBJECT to the particular rights and matters set out in Schedule 2 hereto AND SUBJECT ALSO to such other rights, easements, quasi-easements and privileges as are enjoyed by any Other Lettable Unit in any manner affecting the Premises AND SUBJECT ALSO to the matters contained or referred to in the documents brief particulars whereof are set out in Schedule 3 hereto TO HOLD the Premises unto the Lessee (together with but except and reserved and subject as aforesaid) for the Term YIELDING AND PAYING therefor unto the Lessor during the Term and so in proportion for any less time than a year without any deductions therefrom whatsoever the following rents namely:

2.1           until and including 28 September 2009 the yearly rent of £37,550 and during the remainder of the Term the said yearly rent or such higher yearly rent as may become payable pursuant to review under clause 6 hereof by equal quarterly payments in advance on the four usual quarter days in each year of which the first payment (being the due proportion for the period commencing on 29 September 2004 and ending on the usual quarter day thereafter) shall be paid on or before the date hereof;

2.2           throughout the Term sums equal to a just proportion fairly attributable to the Premises of the total amounts which the Lessor shall from time to time expend by way of premium and proper incidental costs (including the cost of periodic valuations and the whole of any increase in any premium from time to time as a result of or arising out of the manner or the purposes in or for which the Premises are kept used and occupied by the Tenant) in effecting and maintaining the several insurances referred to in clause 4.1 hereof each such sum to be paid on the usual quarter day immediately following demand therefor the first such payment in respect of amounts already do expended by the Lessor (being the due proportion thereof commencing on 29 September 2004 to the next renewal date or dates for such insurances) to be paid on or before the date hereof and in the event of any dispute as to any such sum the same shall be determined by the Lessor’s Surveyor (acting as an independent expert and not as an arbitrator) whose determination shall be final and binding on the parties (save in the case manifest error);

2.3           throughout the Term sums equal to the Service Charge defined in Schedule 4 hereto at the times and in manner therein specified;

2.4           By way of additional rent VAT on any of the foregoing rents if applicable thereto.

3.             LESSEE’S COVENANTS

The Lessee to the intent that the obligations hereby created shall continue throughout the whole of the Term HEREBY COVENANTS with the Lessor as follows:

3.1           Pay Rent

(a)           To pay the Rent, the Insurance Rent and the Service Charge at the times and in the manner aforesaid without deduction or set off and to pay the Rent by bankers standing order or similar form of bank transfer if so required by the Lessor.

(b)           To pay all rents and other sums when they first fall due under this Lease whilst the Term is vested in the Lessee whether or not such rents or other sums relate to a period before the Term became vested in such Lessee.

3.2           Pay outgoings

To pay and keep the Lessor fully indemnified from and against all liability for all general and other rates of whatever nature or kind and all taxes, charges, duties, levies, assessments, impositions and outgoings whatever (whether parliamentary, parochial, local or of any other description) which are now or may become rated taxed charged levied assessed or imposed upon the Premises or the owner, landlord, tenant or occupier thereof and whether or not required to be paid by the Lessee himself PROVIDED THAT the Lessee shall not be liable for the payment of any income or Corporation Tax chargeable in respect of the rents herein referred or for any tax chargeable in respect of any dealing by the Lessee with its reversionary interest.

3.3           Repair and decorate

(Damage by the Insured Risks always excepted unless the policy or policies of insurance effected by the Lessor against them shall be rendered void or payment of the insurance moneys thereunder be refused in whole or in part by reason of or arising out of any act, omission, neglect or default by the Lessee or any subtenant or other person under the control of the Lessee or any subtenant) to keep the Premises including all means of escape therefrom in case of fire or other emergency and Conducting Media forming part of and serving the Premises in good and substantial repair and well and substantially amended, renewed and maintained and in good decorative and clean condition with the glass therein cleaned both inside and (unless the cost of the same is being met by the Lessee as part of the Service Charge) outside at least once every two months and (without prejudice to the generality of the foregoing obligations of the Lessee):

(a)           in a good and workmanlike manner and to the reasonable satisfaction of the Lessor in the fifth year of the Term and also in the last three months of the Term (however and whenever it may terminate) to paint with two coats of good quality paint all interior parts of the Premises which have previously been or ought to be painted and grain varnish paper or otherwise suitably decorate or treat with good quality materials as circumstances may require all parts of the interior of the Premises which have previously been or ought to be so dealt with and in the case of painting in the last three months of the Term the Lessor shall have the right to insist on a particular colour scheme being used; and

(b)           to enter into contracts for the periodic and regular inspection servicing and maintenance of any lifts central heating air conditioning ventilation and hot water boilers apparatus and installations and sanitary and water apparatus situated within and exclusively serving the Premises by contractors first approved in writing by the Lessor (such approval not to be unreasonably withheld) and thereafter to observe and perform the Lessee’s obligations thereunder and produce to the Lessor on demand from time to time (but not more than once in any period of 12 months) such contracts and evidence that any payments due from the Lessee thereunder are fully up to date.

3.4           Observe legislation

To observe and perform all requirements of any Act of Parliament, local Act or bylaw and notices issued thereunder or by any public, local or other competent authority (whether or not required of the Lessee himself) in any way affecting the Premises or any thing in or any activity carried on persons resorting to or working or employed at the Premises or the use and occupation thereof within the time limited by law or the notice requiring the same (or if no time is so limited then within a reasonable time) to the reasonable satisfaction of the Lessor and to indemnify and keep the Lessor fully indemnified against all such requirements and all actions, proceedings, costs, claims, demands, expenses and liability whatever arising out of or in connection with non-observance or non-performance thereof.

3.5           Yield up

Quietly to surrender and yield up the Premises to the Lessor or as the Lessor may direct at the end or sooner determination of the Term in a state and condition in all respects in accordance with the covenants on the part of the Lessee herein contained and at the same time to hand over to the Lessor all keys relating to the Premises and the original or a true copy of the Fire Certificate.

3.6           Entry by Lessor

(a)           To permit the Lessor and others authorised by the Lessor after at least three days’ prior written notice (except in an emergency when as much notice as reasonably practicable shall be given) to enter upon the Premises to view and inspect the Premises and ascertain how the same are being used and occupied and the state and condition thereof and to take schedules of all landlord’s fixtures and fittings and to estimate the current value of the Premises for insurance, mortgage or other purposes.

(b)           Whenever on any such inspection anything is found which constitutes a breach, non-performance or non-observance of the covenants on the part of the Lessee herein contained and of which the Lessor gives notice to the Lessee to commence to remedy and make good the same within one month of the date of such notice (or sooner if necessary) and thereafter proceed diligently with the requisite works but if the Lessee shall fail so to do to permit the Lessor if it so desires (although the Lessor shall be under no obligation so to do) without prejudice to the Lessor’s right of re-entry hereinafter contained or any other right or remedy of the Lessor to enter upon the Premises with contractors, workmen and others and all necessary equipment, tools and materials and to execute or complete such works and to pay to the Lessor on written demand either during or on completion of such works as the Lessor may require the costs and expenses thereby properly incurred by the

Lessor together with all solicitors’, surveyors’ and other professional fees and expenses properly incurred by the Lessor in relation to such works.

3.7           Entry by adjoining owners

To permit the Lessor and others authorised by the Lessor and the tenants, owners or occupiers from time to time of any Other Lettable Unit and their respective agents and contractors to enter upon the Premises with workman and others and all reasonably necessary equipment, tools and materials after at least three days’ prior notice (except in an emergency when as much notice as reasonably practicable shall be given) in order to carry out repairs, alterations, additions, decorations or any other works to or of any Other Lettable Unit which cannot reasonably be carried out without entry on to the Premises PROVIDED ALWAYS that the persons so entering shall cause thereby as little inconvenience as possible to the Lessee or other occupiers of the Premises and shall forthwith make good all damage thereby caused to the Premises to the reasonable satisfaction of the Tenant.

3.8           Costs of default

To pay all proper costs, charges and expenses (including solicitors’ costs and bailiffs’, architects’ and surveyors’ fees) reasonably payable by the Lessor for the purposes of and incidental to the preparation, service and enforcement (whether by proceedings or otherwise) of:

(a)           any notice under section 146 or 147 Law of Property Act 1925 requiring the Lessee to remedy a breach of any of the Lessee’s obligations hereunder notwithstanding forfeiture for any such breach shall be avoided otherwise than by relief granted by the Court;

(b)           any notice to repair or schedule of dilapidations accrued at or prior to the end or sooner determination of the Term served during the Term or within six months after the end or sooner determination of the Term;

(c)           the payment of any arrears in the rents hereby reserved;

and in default of payment all such sums shall be recoverable as rent in arrears.

3.9           User

(a)           The Premises shall be kept used and occupied only as high-class business commercial or professional offices (but not as diplomatic offices or as a betting office or bookmaker’s office) and not in any other manner or for any other purpose or for any immoral or unlawful purpose or for any sale by auction PROVIDED ALWAYS and it is hereby agreed and acknowledged by the Lessee that notwithstanding the foregoing provisions as to user the Lessor does not thereby make or give and has not at any time made or given to the Lessee or to any person on behalf of the Lessee any representation or warranty that such use or any other use of the Premises is or may become or remain the permitted use thereof under the Planning Acts and that notwithstanding such use may not now or at any time hereafter be such permitted use as aforesaid the Lessee shall not be entitled to any relief or compensation whatsoever in respect thereof from the Lessor.

(b)           Neither the Lessee nor any subtenant nor any person under the control of the Lessee or any subtenant shall knowingly overload any floor of or lift in or serving the Premises or pass or leave anything of a harmful nature through or in the basins or water-closets of or any Conducting Media in or serving the Premises

(whether exclusively or jointly with other premises) or do anything at the Premises which shall be or may become a nuisance (whether indictable or not) or which shall cause any damage or disturbance to the Lessor or the owners, tenants or occupiers from time to time of any Other Lettable Unit.

3.10         Alterations

(a)           Save and except in order to comply with any of the Lessee’s obligations hereunder there shall be no reconstruction or rebuilding or carrying out of any structural alterations, additions or other works of or to the Premises nor any cutting, maiming or injuring of the main walls, joists, beams or timbers of or to the Premises nor any erecting of any new buildings or erections thereon.

(b)           Save and except as aforesaid any non-structural alteration, addition or other works of or to the Premises shall be carried out only after there has first been obtained the written consent thereto of the Lessor (such consent not to be unreasonably withheld or delayed) and all necessary approvals, consents, licences, permits or permissions of any competent authority, body or person therefor and then only strictly in accordance with the terms and conditions thereof and such drawings and specifications of the relevant alteration, addition or other works as the Lessor shall reasonably require and previously have approved in writing save that the Lessee may without the consent of the Lessor erect remove or alter non-structural demountable partitioning having previously given details to the Lessor,

(c)           To permit the Lessor and others authorised by the Lessor to enter upon the Premises at reasonable hours during the daytime and on reasonable prior notice for the purpose of seeing that all alterations, additions or other works thereto are being or have been carried out in all respects in conformity with this clause and immediately upon being required to do so to remove any alteration, addition or other works of or to the Premises which do not so conform or in respect of which any such approvals, consents, licences, permits or permissions of the competent authority, body or person has been withdrawn or has lapsed and thereupon make good all damage thereby caused to the Premises and restore and reinstate all parts of the Premises affected thereby to the reasonable satisfaction of the Lessor.

3.11         Signage

No fascia, sign, name plate, bill, notice, placard, advertisement or similar device shall be affixed to or displayed in or on any part of the Premises so as to be visible from the exterior thereof save such as indicate the name of any occupier for the time being and his business and as have (with the size and positioning thereof) been previously approved by the Lessor in writing (such approval not to be unreasonably withheld or delayed).

3.12         Aerials, etc

No television or wireless or other form of mast or aerial nor any flagpole shall be affixed to any part of the exterior of the Premises save such as have (with the positioning thereof) been previously approved by the Lessor in writing.

3.13         Planning Acts

(a)           Without prejudice to the generality of clause 3.4 hereof to fully observe and perform all the requirements of the Planning Acts in respect of the Premises or the use thereof and all the requirements of any approval, consent, licence, permit or permission granted thereunder which remain lawfully enforceable and affect the

Premises and to indemnify and keep the Lessor fully indemnified from and against all actions, proceedings, costs, claims, demands, expenses and liability whatsoever arising out of or in connection with any non-observance or non-performance thereof by the Tenant.

(b)           No application shall be made for any approval, consent, licence, permit, permission, certificate or determination under the Planning Acts in respect of the Premises without the prior written consent of the Lessor.

(c)           Unless the Lessor shall otherwise direct in writing to carry out to the reasonable satisfaction of the Lessor during the Term (however and whenever it may terminate) all works to the Premises which as a condition of any such approval, consent, licence, permit or permission obtained by or on behalf of the Lessee or any subtenant are required to be carried out at the Premises by a date after the Term (however and whenever it may terminate).

3.14         Statutory Notices

To give the Lessor a copy of every notice of whatsoever nature affecting or likely to affect the Premises made given or issued by or on behalf of the local planning authority or any other authority, body or person having lawful jurisdiction within seven days of its receipt by the Lessee or any subtenant and to produce the original thereof to the Lessor on written request and to take all reasonable and necessary steps to comply with every such notice And if reasonably required in writing by or on behalf of the Lessor to make or join with the Lessor and any other persons for the time being interested in the Premises or any adjoining or neighbouring premises affected thereby in making such objections or representations against or in respect of any such notice as aforesaid as the Lessor may reasonably require.

3.15         Insurer’s requirements

(a)           Nothing of a noxious, dangerous, explosive or inflammable nature shall knowingly be stored, placed or kept or remain on the Premises nor shall any other thing be done in or about the Premises which does or may invalidate or render void or voidable or cause any increased premium to be payable for any policy of insurance maintained by the Lessor in respect of the Premises or any adjoining or neighbouring premises (provided always that the contents of such policy of insurance have been disclosed to the Lessee).

(b)           To repay to the Lessor upon written demand as part of the Insurance Rent an amount equal to any such increased premium as may become so payable.

(c)           If the Premises or any other premises shall be destroyed or damaged as a result of any matter referred to in subclause (a) hereof or as a result of any act, omission, neglect or default by or on the part of the Lessee or any subtenant or any person under the control of the Lessee or any subtenant whereby any policy of insurance maintained by the Lessor is rendered void or payment of the insurance money thereunder is refused in whole or in part to pay to the Lessor on written demand or otherwise make good to the Lessor all loss, damage and expense thereby incurred and to indemnify the Lessor against all actions, proceedings, costs, claims, demands and liability whatsoever resulting therefrom or arising thereout including the cost of rebuilding, reinstating, replacing and making good.

3.16         To Let board

To permit the Lessor during the period of six months immediately preceding the end or sooner determination of the Term (and at any time during the Term in the event of any proposed disposal by the Lessor of its interest in the Premises) to affix and retain on any part of the Premises (but not so as thereby materially to interfere with any trade or business carried on thereat or with reasonable access of light and air thereto) notices and boards of reasonable dimensions relating to any proposed disposal by the Lessor of its Interest in the Premises or for reletting or otherwise dealing with the same and to permit all persons with written authority from the Lessor or the Lessor’s agents to inspect and view the Premises at reasonable times of the day by previous appointment.

3.17       Prohibited allenation

The Lessee shall not assign, transfer, underlet, part with or share possession or occupation, mortgage or charge any part (as opposed to the whole) of the Premises nor (without prejudice to clauses 3.18 and 3.19) part with or share possession or occupation of the whole of the Premises (which is hereby expressly prohibited) and the Lessee shall not permit or suffer any such dealing as aforesaid.

3.18       Assignment

(a)           Not to assign the whole of the Premises without the prior written consent of the Lessor (such consent not to be unreasonably withheld or delayed) provided that the Lessor shall be entitled:

(i)            to withhold its consent in any of the circumstances set out in subclause (c);

(ii)           to impose all or any of the matters set out in subclause (d) as a condition of its consent.

(b)           The provisos to subclause (a) shall operate without prejudice to the right of the Lessor to withhold such consent on any other ground or grounds where such withholding of consent would be reasonable or to impose any further condition or conditions upon the grant of consent where the imposition of such condition or conditions would be reasonable.

(c)           The circumstances referred to in subclause (a)(i) are as follows:

(i)            where in the reasonable opinion of the Lessor the value of the Lessor’s reversion to the Premises would be diminished or otherwise adversely affected by the proposed assignment on the assumption (whether or not a fact) that the Landlord wished to sell its reversion the day following completion of the assignment of this Lease to the proposed assignee;

(ii)           where the assignee is an associated company of the Lessee;

(iii)          where in the reasonable opinion of the Lessor the assignee is not of sufficient financial standing to enable it to comply with the tenant’s covenants in the Lease;

(iv)          where the assignee enjoys diplomatic or state immunity;

(v)           where the assignee is not resident in England and Wales.

(d)           The conditions referred to in subclause (a)(ii) are as follows:

(i)            the execution and delivery to the Lessor prior to the assignment in question of a deed of guarantee (being an Authorised Guarantee Agreement);

(ii)           the payment to the Lessor of all rents and other sums which have fallen due under the Lease prior to the date of assignment;

(iii)          the giving of any requisite consent of any superior landlord or mortgagee and the fulfilment of any lawful condition of such consent:

(iv)          if reasonably required by the Lessor the execution and delivery to the Lessor prior to the assignment of a rent deposit deed in such form as the Lessor shall reasonably require together with the payment by way of cleared funds of the sum specified in the rent deposit deed;

(v)           the execution and delivery to the Lessor of a deed of guarantee entered into by one or more third party guarantors reasonably acceptable to the Lessor incorporating the provisions of Schedule 5.

3.19       Subletting

(a)           The Lessee may subject as provided in subclauses (b), (c) and (e) hereof sublet the whole of the Premises.

(b)           The Lessee shall not sublet the Premises or agree to sublet the Premises otherwise than at the rent then reasonably obtainable therefor with vacant possession on the open market without fine or premium with provision for upwards only review of such rent as at each Review Date (as defined in clause 6.1 (a) hereof) which shall occur during the term of the relevant underlease in like manner (mutatis mutandis) as provided in clause 6 hereof PROVIDED THAT AND IT IS HEREBY AGREED that every permitted underlease (whether mediate or immediate) of the whole of the premises shall (so far as applicable) contain covenants by the sublessee in the same form as those contained in clauses 3.17, 3.18 and 3.19.

(c)           Before or at the same time as any underletting of the whole of the Premises shall be effected the proposed underlessee thereof shall enter into direct covenants with the Lessor in such form as the Lessor shall require to observe and perform all the covenants and agreements on the part of the Lessee and the stipulations and conditions herein contained (other than the payment of the Rent, Insurance Rent and the Service Charge) during the term of the underlease.

(d)           The Premises shall not at any time be in the occupation of more than two persons (of which the Lessee whilst in occupation shall count as one).

(e)           Subject and without prejudice to the foregoing provisions of this clause there shall be no underletting of the whole of the Premises without the prior written consent of the Lessor thereto (such consent not to be unreasonably withheld or delayed).

3.20         Registration of dealings

Within 21 days of every assignment or transfer (whether by deed, will or otherwise) and every mortgage or charge and every permitted underletting of the Premises and upon every other disposition or transmission or devolution of the Premises (including all Orders of Court, Probates and Letters of Administration) notice thereof shall be given to the Lessor’s solicitors stating the date and short particulars thereof and the names and addresses of every party thereto and at the same time the deed, document or instrument creating or evidencing the same shall be produced to the Lessor’s solicitors for registration (with a certified copy thereof for retention by the Lessor) and such solicitors’ fee of £30 for such registration shall be paid by the Lessee.

3.21         Encroachments

(a)           Neither the Lessee nor any subtenant shall knowingly effect, authorise or permit any encroachment upon or acquisition of any right, easement, quasi-right, quasi-easement or privilege adversely affecting the Premises or any closing or obstruction of the access of light or air to any windows or openings of the Premises nor shall the Lessee or any subtenant give any acknowledgement to any third party that the enjoyment of access of light or air thereto is by the consent of such third party or give any consideration to any third party or enter into any agreement with any third party for the purpose of inducing or binding such third party to abstain from obstructing the access of light or air thereto.

(b)           If any such encroachment or acquisition or closing or obstruction shall be threatened or attempted to give notice thereof to the Lessor as soon as reasonably practicable after the same comes to the knowledge of the Lessee or of any subtenant and upon request by and at the cost of the Lessor to take immediate steps (in conjunction with the Lessor and other interested persons if the Lessor shall so require) and to adopt all such lawful means and do all such lawful things as the Lessor may reasonably deem appropriate for preventing any such encroachment or acquisition.

3.22         To comply with regulations

(a)           To observe and cause to be observed at all times all such lawful and reasonable regulations and directions imposed by the Lessor for the general running orderliness and management of the Common Areas and any extension thereto and the services thereof and for the regulation of vehicular traffic into from and within the same as already or from time to time hereafter notified in writing by the Lessor to the Lessee AND THIS SUB-CLAUSE shall be without prejudice to the generality of any other provision contained in this Lease.

(b)           Not to cause or to permit any undue noise in or about the Common Areas or the Parking Spaces whether by the running of engines sounding of horns hooters or other such warning devices or otherwise and not to carry out or permit to be carried out any repairs to any vehicle whilst it is on the Common Areas or the Parking Spaces.

(c)           Except for the reasonable and orderly parking of vehicles (but not lorry trailers trailers caravans or unroadworthy vehicles) on the Parking Spaces the Lessee shall not deposit or leave or permit to be deposited or left on any part of the exterior of the Premises or in the vicinity thereof or (so far as may be within the control of the Lessee or any subtenant) or on any part of the Common Areas any rubbish refuse cases cartons pallets by-products or other chattels or effects of any kind whatsoever and in the event of anything being deposited or left in breach of this covenant the Lessee shall pay to the Lessor on demand all expenses properly and reasonably incurred by the Lessor in connection with or arising out of such breach including the expense of removing storing and/or disposing of anything so deposited or left (which the Lessor is hereby authorised to do) and shall indemnify the Lessor against any claims which may be made by any third parties and against all other claims costs expenses and liability whatsoever which the Lessor may incur in connection with such removal storage and/or disposal.

3.23       Not to park or obstruct

Not to park or permit to be parked any vehicle in or otherwise to obstruct or permit to be obstructed the Common Areas (other than areas on which the Lessee is permitted to park under the provisions of this Lease).

3.24       Works to Parking Spaces

If and so often as the Lessor or its agents or contractors shall give not less than one week’s notice (save in emergency when as much notice as reasonably practicable shall be given) to the Lessee of its or their intention to repair resurface cleanse or amend the Parking Spaces to remove all vehicles and other things therefrom and to permit the Lessor or its agents or contractors to carry out any of the said operations without hindrance or obstruction Provided that the Lessor shall not be entitled (save in emergencies) to require such removal during normal working hours without first using all reasonable endeavours to provide suitable alternative car parking facilities.

3.25       Costs of applications

To pay all proper costs and expenses (including surveyors’ fees and solicitors’ charges and all disbursements) reasonably incurred or payable by the Lessor in respect of every application to the Lessor for any consent or approval hereunder whether or not such consent or approval is granted or refused or the application for same is withdrawn.

3.26        Observe documents

To observe and perform the agreements and covenants contained in the documents brief particulars of which are set out in Schedule 3 hereto in so far as the same relate to the Premises and are still subsisting and capable of being enforced against the Premises or the owner, landlord, tenant or occupier thereof and to keep the Lessor throughout the Term fully indemnified against all actions, proceedings, costs, claims, demands, expenses and liability in any way relating thereto.

4.             LESSOR’S COVENANTS

The Lessor HEREBY COVENANTS with the Lessee as follows:

4.1           Insure

(a)           To insure with an insurance office of repute and on reasonable commercial terms and (unless such insurance shall become void or payment of the insurance moneys shall be refused in whole or in part by reason of any act, omission, neglect or default by or on the part of the Lessee or any subtenant or other person under the control of the Lessee or any subtenant) to keep insured and to pay all premiums for insuring and keeping insured the Development in the full rebuilding cost from time to time (whether or not with other premises) against loss or damage by the Insured Risks together with insurance against;

(i)            architects’, surveyors’ and other professional advisers’ fees at the usual scales current for the time being land the cost of demolition and site clearance consequent upon rebuilding or reinstatement; and

(ii)           three years’ loss of the Rent and the Service Charge or loss of the Rent and the Service Charge for such period as the Lessor shall in its absolute discretion deem necessary for the rebuilding or reinstatement of the Development taking into account any likely increases in such rents during such period.

(b)           (Unless as aforesaid) to apply all such moneys (except moneys received in respect of loss or damage of or to any Other Lettable Unit or fixtures and fittings therein or thereon liability to third parties or loss of rent) as the Lessor may receive under or by virtue of such insurance in rebuilding or reinstating the Development or such parts thereof as may have been damaged or destroyed as expeditiously as possible (subject always to the Lessor being able to obtain all such approvals, consents, licences, permits and permissions from competent authorities and all such materials and labour as may be necessary for such rebuilding and reinstatement).

4.2           Quiet enjoyment

That the Lessee paying the Rent, the Insurance Rent, the Service Charge and all other moneys which may become payable hereunder by the Lessee and observing and performing the several covenants and agreements on the Lessee’s part and the conditions and stipulations herein contained shall and may (except and reserved and subject nevertheless as is herein mentioned) peaceably hold and enjoy the Premises during the Term according to these presents without any lawful interruption by the Lessor or any person lawfully claiming under or in trust for the Lessor or by title paramount.

4.3           Provide services

Unless prevented by strikes, lockouts, unavailability of materials or labour or by any other matter outside the control of the Lessor and so long as the Lessee shall pay the Service Charge the Lessor shall use its best endeavours to carry out the works and to provide the services referred to in Schedule 4 Part B and Schedule 4 Part C hereto.

4.4           Structure

(a)           To keep in good and substantial repair and well and substantially renewed (in so far as is necessary to effect the repair) and maintained and in good decorative and clean condition the Structure and all external means of escape from the Building in case of fire or other emergency.

(b)           In a good and workmanlike manner as and when required but not less frequently than every five years of the Term to redecorate or otherwise treat all external parts of the Building which have previously been or ought to have been decorated or treated with good quality materials.

5.             PROVISOS

PROVIDED ALWAYS AND IT IS HEREBY EXPRESSLY AGREED as follows:

5.1           Interest on late payments

(a)           Whenever the Rent or the Insurance Rent or the Service Charge (whether formally or legally demanded or not) or any other moneys which may become payable hereunder by the Lessee to the Lessor or any part thereof shall remain unpaid after becoming due and payable then the amount thereof or the balance for the time being unpaid shall (without prejudice to the Lessor’s right of re-entry hereinafter contained or any other right or remedy of the Lessor) as from the due date for payment thereof and until the same is duly paid bear and carry interest thereon (as well after as before any judgment) at the rate of four per cent per annum above the base rate for the time being of Barclays Bank PLC or (in the event of such rate ceasing to be published)  at such equivalent rate as the Lessor shall notify to the Lessee.

(b)           In the event of there being any breach by the Lessee of the covenants on its part herein contained and the Lessor having notified the Lessee in writing that by reason thereof the Rent or Insurance Rent or the Service Charge will not be accepted for the time being then the amount thereof or the balance for the time being outstanding shall (without prejudice as aforesaid) as from the date of the notice served by the Lessor in respect of such breach or (if later) from the due date for payment thereof until the date on which payment thereof is tendered by the Lessee following the remedying of the said breach bear and carry interest thereon (as well after as before any judgment) at the aforesaid rate;

and the Lessee accordingly HEREBY COVENANTS with the Lessor that in every such case the Lessee will pay such interest thereon to the Lessor in addition to the Rent and Insurance Rent and Service Charge and other moneys as aforesaid (as well after as before any judgment) at the aforesaid rate and in default of payment such interest shall be recoverable as rent in arrears.

5.2           Re-entry

Without prejudice to any other provisions contained in this Lease, if:

(a)           the rents reserved by this Lease are unpaid for 21 days after becoming payable (whether formally demanded or not);

(b)           the Lessee is in material breach of any of its obligations in this Lease;

(c)           the Lessee (being a company) enters into liquidation whether compulsory or voluntary (other than for the purpose of reconstruction or amalgamation not involving a realisation of assets) or a resolution is passed or a petition is presented for such liquidation;

(d)           an administrator is appointed in respect of the Lessee pursuant to the Insolvency Act 1986 or the Insolvent Partnerships Order or application is made for such administration or notice is given under paragraph 15 or 26 of Schedule B1 to the Insolvency Act 1986 (as amended);

(e)           a receiver is appointed in respect of the Lessee or any assets of the Lessee;

(f)            (where the Lessee comprises or includes one or more individuals) a bankruptcy order is made against any such individual or a petition is presented for such bankruptcy order;

(g)           the Lessee becomes insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 or makes a proposal for or enters into any composition with its or his creditors or makes a proposal for or enters into a voluntary arrangement (within the meaning of section 1 or section 253 Insolvency Act 1986);

(h)           distress, sequestration or execution is levied on the Lessee’s goods;

(i)            any of the above events occurs in relation to any Surety (excluding for this purpose any person whose liability at the time of such event derives from an Authorised Guarantee Agreement); or

(j)            any event analogous to any of the above events occurs in any jurisdiction other than England and Wales then the Lessor may at any time re-enter the Premises or any part of the Premises in the name of the whole and immediately this Lease shall terminate absolutely but without prejudice to any rights of the Lessor in respect of any breach of any of the obligations on the Lessee’s part in this Lease.

5.3        Rent cesser

(a)           If the Premises or any material part thereof or the access thereto shall at any time or times be destroyed or damaged by any of the Insured Risks so as to be unfit for occupation and use by the Lessee then and in every such case (unless as provided in clause 4.1 (a) hereof) the Rent, Service Charge or a fair and just proportion thereof according to the nature and extent of the damage sustained (as agreed between the Lessor and the Lessee in writing within one month of such destruction or damage) shall for a period of three years (or for such other period as the Lessor shall have insured under clause 4.1 (a) hereof) from the date of such damage or destruction or (if earlier) until the Premises have been rebuilt or reinstated and made fit for occupation and use by the Tenant be suspended and cease to be payable and failing such agreement or in case any dispute shall arise as to the amount of such suspension and/or such period the same shall be determined by an independent surveyor who shall:

(i)            be a chartered surveyor with at least ten years experience in the assessment of rent for premises of a similar nature in the locality of the Premises;

(ii)           be appointed by the President or Vice President for the time being of the Royal Institution of Chartered Surveyors on the application of whichever of the Lessor and the Lessee shall first so apply;

(iii)          act as an expert and not as an arbitrator;

(iv)          on his appointment serve written notice thereof on the Lessor and the Lessee;

(v)           consider any written representations by or on behalf of the Lessor or the Lessee concerning such matter which are received by him within 28 days of such service but otherwise have an unfettered discretion to determine such matter;

(vi)          serve notice of such determination on the Lessor and the Lessee as soon as he has made it;

(vii)         be paid his proper fee and expenses in connection with such determination by the Lessor and the Lessee in equal shares or any such shares as he may determine;

and any such determination shall be final and binding on the parties Provided that if and whenever any person so appointed shall die, be adjudged bankrupt or become of unsound mind or if both the Lessor and the Lessee shall serve upon such person written notice that in their opinion he has unreasonably delayed making such determination such person shall ipso facto be discharged and be entitled only to his reasonable expenses prior to such discharge and another such independent surveyor shall be appointed to act in his place as aforesaid.

(b)                                 If the Premises have not been rebuilt or reinstated within three years of the date of such damage or destruction either party shall be entitled to determine this Lease by serving notice on the other in that regard following which this Lease shall immediately determine but without prejudice to either party’s rights in respect of any previous breach of its obligations hereunder.

5.4        Statutory compensation

The Lessee shall not be entitled on quitting the Premises to any compensation under section 37 Landlord and Tenant Act 1954 (as amended).

5.5        Data Protection Act 1998

For the purposes of the Data Protection Act 1998 or otherwise the Lessee and the Surety (if any) acknowledge that information relating to this tenancy will be held on computer and other filing systems by the Lessor or the Lessor’s managing agent (if any) for the purposes of general administration and/or enforcement of this Lease and agree to such information being used for such purposes and being disclosed to third parties so far only as is necessary in connection with the management of the Lessor’s interest in, the insurance and/or maintenance of the Premises, checking the credit-worthiness of the Lessee and the Surety, or the disposal or sub-letting of the Premises or the Development of which the Premises form part, or is necessary to conform with recognised industry practice in the management and letting of property.

6.           RENT REVIEW

IT IS ALSO HEREBY EXPRESSLY AGREED AND DECLARED between the parties hereto as follows:

6.1         In this clause:

(a)           the “Review Date” means and includes 29 September 2009;

(b)                                 the “Market Rack Rent” means the full annual rack rent exclusive of all outgoings at which the Premises might reasonably be expected to be let as a whole as between a willing lessor and a willing lessee in the open market for a term equal to the residue of the Term at the Review Date without payment of any fine or premium upon the terms and subject to covenants, agreements, stipulations and conditions similar to those herein contained (except as to the Term and the amount of the Rent but including similar provisions for review thereof) but upon the assumption that:

(i)                                     the Lessee has complied with all of the covenants on the part of the Lessee in this Lease contained;

(ii)                                  the Premises are available to be let with vacant possession (but such assumption shall not give rise to any discount or abatement of the Market Rack Rent to allow for any discount or rent free period which a willing lessor would or might grant or allow a willing lessee upon or as a term of the grant and acceptance of such letting);

(iii)                               the Premises are fit and ready for immediate occupation and for any use permitted by this Lease and by any licence or consent granted by the Lessor prior to the relevant Review Date at the request of the Lessee or any permitted undertenant or any predecessor in title of them or either of them respectively;

(iv)                              in case the Premises have been destroyed or damaged they have been fully restored;

(v)                                 all Value Added Tax payable by the Lessee under the provisions of this Lease is recoverable by the Lessee in full;

and disregarding (if appropriate):

(1)                                  any effect on rent of the fact that the Lessee or any permitted undertenant or their respective predecessors in title or any other permitted occupier has been or is in occupation of the whole or any part of the Premises;

(2)                                  any goodwill attached to the Premises by reason of the carrying on at the Premises of the business of the Lessee or any permitted undertenant or other permitted occupier;

(3)                                  any permitted improvement to the Premises carried out by and at the expense of the Lessee or any permitted undertenant or any predecessor in title of them or either of them respectively otherwise than in pursuance of an obligation to the Lessor and being such an improvement completed after the date hereof but not more than 21 years before the relevant Review Date;

(4)                                  any works of demolition, construction, alteration or addition carried out or being carried out on the Premises (otherwise than by and at the instance of the Lessor or in pursuance of an obligation to the Lessor) which diminish the rental value of the Premises at the relevant Review Date;

(5)                                  any restraint or restriction on the right to recover or increase rent imposed by or by virtue of any Act of Parliament;

(6)                                  any effect on the rental value of the Premises due to the fact (if such be a fact) that as at the Review Date the other tenants in occupation of the remainder of the Development or any part thereof comprise any two or more of the following:

(A)                              Ipswich Borough Council;

(B)                                Suffolk College or a successor university;

(C)                                Ipsenta;

(D)                               Suffolk Tec;

(E)                                 Suffolk Chamber of Commerce;

(F)                                 Business Link;

(7)                                  the rent on a permitted subletting if less than the best rent reasonably obtainable.

6.2                                 As at each Review Date there shall be a review of the Rent and the Lessor and the Lessee shall seek to agree the Market Rack Rent but failing written agreement between the parties the Lessor or the Lessee may at any time not more than two months prior to the relevant Review Date refer the determination of the Market Rack Rent to an independent surveyor (being such a person as is mentioned in clause 5.3(a)(i) hereof and who shall be appointed as mentioned in clause 5.3(a)(i) hereof) acting as an arbitrator (in which case the Arbitration Act 1996 shall apply) or (if the Lessor and the Lessee shall so agree) such independent surveyor shall act as an expert and not as an arbitrator.

6.3                                 If the determination of the Market Rack Rent shall be referred to an expert in accordance with the previous clause then clause 5.3(a)(iii), 5.3(a)(iv), 5.3(a)(v) and 5.3(a)(vi) shall also apply and such expert shall give notice in writing of his decision within two months of his appointment or within such extended period as the parties may agree.

6.4                                 The Rent payable hereunder as from such Review Date (the “Reviewed Rent”) until next increased on a subsequent Review Date or the end or sooner determination of the Term (as the case may be) shall be the greater of the Rent payable hereunder immediately prior to the relevant Review Date (the “Current Rent”) and the Market Rack Rent agreed or determined in accordance with clause 6.2 hereof.

6.5                                 If the Reviewed Rent shall not be ascertained by the Review Date then until it has been ascertained the Lessee shall continue to pay on account Rent at the rate of the Current Rent until the quarter day after it has been ascertained on which quarter day the Lessee shall pay the Lessor an additional sum equal to the excess (if any) of Rent at the rate of the Reviewed Rent over Rent at the rate of the Current Rent for the period from the Review Date to such quarter day plus interest on such additional sum from the date on which each instalment thereof would have been due during the said period if the Reviewed Rent had then been ascertained such interest being chargeable at the base rate for the time being of Barclays Bank PLC or (in the event of such rate ceasing to be published) at such equivalent rate as the Lessor shall notify to the Lessee.

6.6                                 A Memorandum of the Market Rack Rent shall be entered into between the parties in such terms as the Lessor shall reasonably require.

7.                                       LESSEE’S OPTION TO DETERMINE

7.1                                 The Lessee may end this Lease on 29 September 2009 by giving at least six months’ written notice expiring on that day provided that at the time of expiry of such notice:

(a)                                  there are no arrears of any rents reserved by or any other sums payable under this Lease (save as to any Service Charge Arrears which are already the subject of a dispute prior to the date of service of the notice to terminate); and;

(b)                                 there is no other material outstanding breach of any Lessee’s covenant; and

(c)                                  vacant possession of the Premises is given.

7.2                                 If any of the conditions referred to in (a), (b) or (c) above are not satisfied at the date of expiry of such notice the notice is deemed to be of no effect and this Lease shall continue as before, provided that the Lessor may waive all or any of the said conditions by giving notice to the Lessee at any time.

7.3                                 The ending of this Lease shall not affect either parry’s rights in respect of any earlier breach of any provision of this Lease.

7.4                                 On the date on which this Lease ends pursuant to this clause, the Lessee shall hand over to the Lessor the original Lease and all other title deeds and documents relating to the Premises, and shall execute such document as the Lessor shall reasonably require in order to cancel any entry or title at the Land Registry.

7.5                                 The provisions contained in this clause are personal to and exercisable only by Vidus Limited. They are not capable of being assigned or otherwise dealt with by Vidus Limited and shall cease to have effect upon the date of the first transfer or deed of assignment of this Lease between Vidus Limited and its assignee irrespective of whether such transfer or assignment is notified to the Lessor or submitted for registration at the Land Registry.

7.6                                 Nothing in this clause shall have the effect of making time of the essence for the purposes of the review of rent under this Lease.

8.                                       NOTICES

This Lease shall incorporate the provisions as to notices contained in section 196 Law of Property Act 1925 as amended by the Recorded Delivery Service Act 1962 and every notice required to be given hereunder shall be in writing.

9.            VAT

9.1                                 All rents and other sums payable by the Lessee hereunder which are for the time being subject to VAT shall be considered to be tax exclusive sums and the VAT at the appropriate rate for the time being shall be payable by the Lessee in addition thereto.

9.2                                 The Lessee shall indemnify and keep indemnified the Lessor against any VAT paid or payable by the Lessor in respect of any costs, fees, disbursements, expenses or other sums which the Lessor is entitled to recover under the terms of this Lease.

10.          SURETY’S COVENANTS

The Surety (if any) hereby covenants with the Lessor in the terms of Schedule 5.

11.          LANDLORD AND TENANT (COVENANTS) ACT 1995

This Lease is a new tenancy within the meaning of section 1 Landlord and Tenant (Covenants) Act 1995.

12.          DELIVERY AS A DEED

This document shall be treated as having been executed as a deed only upon being dated.

13.          RIGHTS OF THIRD PARTIES

No person other than a contracting party may enforce any provision of this Lease by virtue of the Contracts (Rights of Third Parties) Act 1999.

14.          RIGHTS GRANTED BY THE ADJOINING OWNER

The Adjoining Owner hereby grants to the Lessee for the benefit of the Premises during the Term the rights set out in Schedule 1 hereto insofar as such rights affect the Adjoining Owner’s Land.

IN WITNESS whereof the parties hereto have executed this deed the day and year first before written.

SCHEDULE 1

Rights granted

1.             Support

The right of support and protection for such parts of the Premises as require the same from any other part of the Development capable of providing such support and protection.

2.             Passage of Conducting Media

The right to the free and uninterrupted passage of services through the Conducting Media (in common with the Lessor and tenants of the Other Lettable Units and all other persons entitled thereto) through the appropriate conduits laid in or over under or through any other parts of the Development or other contiguous or adjacent land and premises of the Lessor.

3.             Use of the Common Areas

Subject to the rights reserved in paragraph 7 of Schedule 2 the right for the Lessee and all persons authorised by it (in common with the Lessor and tenants of Other Lettable Units and all other persons similarly entitled or authorised) during the Term or until the same or any part or parts thereof shall hereafter be dedicated as public highways to pass and re-pass with or without vehicles where appropriate over and use the Common Parts and the Common Areas (with the exception of any car parking spaces over which exclusive rights have been granted to any other lessee) and any other areas which the lessees of the Development are entitled to use for the purpose for which each part is designated by the Lessor from time to time.

4.             Fire escapes

The right (in common as aforesaid) in case of emergency only to use or pass along such means of escape across fire escapes (if any) provided over the Other Lettable Units or otherwise within the Development.

5.             Car Parking Spaces

The exclusive right to park roadworthy vehicles (other than lorry trailers or caravans) on the Parking Spaces for all purposes connected with the Lessee’s or any subtenant’s lawful user of the Premises.

SCHEDULE 2

Rights reserved

1.             Support

The right of support and protection by such parts of the Premises capable of providing the same for such other parts of the Development or any adjoining premises as require such support and protection.

2.             Passage of Conducting Media

The right to the uninterrupted passage of services through the Conducting Media through the conduits for the time being belonging to or running in over under or through the Premises or any land and premises over which the Lessee is hereby granted any access rights.

3.             Right to alter the Conducting Media

The right upon reasonable prior notice (save in emergency when as much notice as reasonably practicable shall be given) to make connections with any or all of the Conducting Media and to enter upon the Premises or any land and premises over which the Lessee is hereby granted any access rights at all reasonable times for the purpose of making connections with maintaining repairing cleansing and inspecting the Conducting Media causing as little disturbance as possible and promptly making good any damage thereby occasioned to the Premises to the reasonable satisfaction of the Lessee.

4.            Right to alter Development

The right at any time upon reasonable prior notice to build on alter add to extend or re-develop any other part of the Development or any adjoining premises of the Lessor in such manner as it shall think fit notwithstanding any interference with the access of light or air to the Premises and the right to undermine underpin and shore up the Premises or any part thereof the Lessor causing as little disturbance as possible and promptly making good (to the reasonable satisfaction of the Lessee) any damage caused to the Premises by such undermining underpinning or shoring up Provided Always that the Lessee’s use and enjoyment of the Premises shall not be materially affected by such works).

5.            Right to build into Party Structures

The right at all times upon reasonable notice (or in emergency with as much notice as is reasonably practicable) for the Lessor to enter upon the Premises in order to build on or into alter remove or replace any Party Structure causing as little disturbance as possible and promptly making good all damage caused to the Premises in the exercise of this right.

6.            Fire escapes

Rights (in cases of emergency) to use or pass along fire escapes (if any) crossing adjoining or forming part of the Premises.

7.             Control of Common Areas

The right to regulate and control the use of the Common Areas and in particular (but without prejudice to the generality of the foregoing) to:

(a)                                  make reasonable regulations for the control regulation and limitation of traffic thereon or on any part thereof and to erect such signs as may be appropriate;

(b)                                 vary alter change the use of close or control access to the whole or any part thereof (provided that the Lessor shall where appropriate provide reasonable alternative access and/or facilities); and

(c)                                  upon not less then seven days’ prior notice (save in emergency) close temporarily for works of repair or any other reasonable purpose any part or parts of the Common Areas such works to be carried out in such manner as to cause as little inconvenience as reasonably may be to the Tenant.

PROVIDED THAT the Lessee’s use and enjoyment of the Premises and the Common Lovells Areas shall not be materially affected thereby.

8              The rights and liberties of entry upon the Premises mentioned in the covenants by the Lessee herein contained.

9.             The right on reasonable notice (except in emergency when as much notice as reasonably practicable shall be given) to enter into and upon the Premises with or without workmen and equipment for the purposes of carrying out the maintenance repair repainting cleansing and renewal of any adjoining or neighbouring premises causing as little disturbance as possible and promptly making good all damage caused to the Premises in the exercise of this right.

SCHEDULE 3

Documents to be observed

Covenants not to carry on malting or operations associated with malting contained in two conveyances both dated 6 August 1982 and made between Paul & Sanders Ltd (1) Paul & Whites Plc (2) The Franciscan Investment Trust Ltd (3) and the other made between Paul & Sanders Ltd (1) Paul & Whites Plc (2) The Carthusian Trust Ltd (3).

SCHEDULE 4

Service Charge

Part A

1.                                       The service charge hereinafter referred to shall be a sum (the “Service Charge”) equal to a just proportion fairly attributable to the Premises as conclusively determined (save in the case of manifest error) by the Lessor’s Surveyor of the costs, expenses and outgoings from time to time properly incurred or to be properly incurred by the Lessor in respect of the works, matters and things specified in Part B of this Schedule (the “Estate Charge”) and in Part C of this Schedule (the “Building Charge”) as to each year (the “Accounting Period”) commencing on 28 September falling wholly or partly within the Term PROVIDED THAT the Lessor may vary the Accounting Period at its sole discretion at any time during the Term.

2.                                       Subject to paragraph 4 of this Part of this Schedule:

2.1                                 the Lessor’s auditors, accountants or surveyors (as the Lessor shall from time to time nominate) acting as experts and not as arbitrators shall prior to each Accounting Period prepare and supply the Lessee with a copy of an estimate (the “Interim Charge”) of the Service Charge payable for that Accounting Period;

2.2                                 the Lessee shall pay the Interim Charge by equal quarterly payments in advance on the usual quarter days in that Accounting Period and so in proportion for any broken period;

2.3                                 as soon after the expiry of that Accounting Period as is reasonably practicable the Lessor’s auditors or accountants or surveyors (as so nominated) acting as experts and not as arbitrators shall ascertain and certify by a signed certificate (the “Certificate”) the Service Charge in respect of that Accounting Period and a copy of the Certificate shall be served by the Lessor on the Lessee.

2.4                                 If the Service Charge as so certified exceeds art falls short of the Interim Charge then immediately upon service of such copy the excess shall become due (together with any arrears of the Interim Charge) and shall be paid within seven days to the Lessor by the Lessee or the shortfall shall be credited to the Lessee by the Lessor for the succeeding Accounting Period (as the case may require) Provided Always that at the end of the Term (howsoever determined), such shortfall shall be refunded to the Lessee.

3,                                       The Certificate shall contain a summary of the said costs, expenses and outgoings actually incurred by the Lessor during the Accounting Period together with the provision referred to in paragraph 9 of Part B of and paragraph 9 of Part C this Schedule and shall be conclusive evidence for the purposes hereof of the matters which it purports to certify and shall be binding upon the Lessor and the Lessee (save in the case of manifest error) who shall not be entitled to dispute or question the amount of the said costs expenses and outgoings whether or not such costs, expenses and outgoings could have been incurred more cheaply than actually incurred by the Lessor.

4.                                       Notwithstanding the foregoing provisions of this Part of this Schedule:

4.1                                 the first payment of the Interim Charge in respect of the Accounting Period commencing on 29 September 2004 shall be at the rate of £8,070 per annum of which the first proportion from 29 September 2004 to the next quarter day hereafter shall be paid on or before the date hereof;

4.2                                 if and whenever Interim Charge shall not be prepared and a copy thereof supplied to the Lessee as required by paragraph 2.1 of this Part of this Schedule the Interim Charge may be so prepared and a copy thereof so supplied at any time after the commencement of the relevant Accounting Period whereupon the Lessee shell pay to the Lessor a sum equal to the sum or sums which would have been so payable had the Interim Charge been prepared and a copy thereof supplied as required by the said paragraph.

5.                                       Any determination by an expert referred to in this Part of this Schedule shall be final and binding on the parties (save in the case of manifest error).

6.                                       The Lessor shall not be concerned in the administration and collection of or accounting for the Service Charge on an assignment of this Lease and accordingly the Lessor shall:

6.1                                 not be required to make any apportionment relatlive to the assignment; and

6.2                             be entitled to deal exclusively with the Lessee in whom this Lease is for the time being vested (and for this purpose in disregard of any assignment which has not been registered in accordance with clause 3.20).

7.                                       Any costs incurred by the Lessor in complying with its obligations in clauses 4.1 and 4.4 of this Lease shall be excluded from the Service Charge together with any costs incurred by the Lessor in complying with similar obligations in respect of the Other Buildings.

8.                                       The Lessor shall use all reasonable endeavours to consult with the Lessee and other lessees of the Development in relation to any significant expenditure with regard to the provision of the services referred to in Part B of this Schedule and with the Lessee and other lessees of the Building in relation to any significant expenditure with regard to the provision of the services referred to in Part C of this Schedule or in relation to any proposed material change in the nature or extent (of the services to be provided.

9.                                       In calculating the Service Charge the Lessor must itself pay or otherwise accept responsibility for the proportion of costs and expenses attributable to any Other Lettable Units that are not let or that are occupied by the Lessor for so long as they are unlet or so occupied or that are let on terms that do not provide for the Lessee to pay the appropriate proportion attributable to such Other Lettable Unit.

10.                                 Notwithstanding the provisions of paragraph 3 above the Lessor shall upon reasonable request provide the Lessee and its agents access to and the facility to make copies of the books records and other documents relating to the calculation of the Service Charge the reasonable and proper cost of affording such access and copies to be borne by the Lessee unless material errors are discovered in the computation of the Service Charge in which case the reasonable and proper costs will be borne by the Lessor.

Part B

Estate Charge

1.                                       All reasonable and proper costs and expenses in respect of the following matters:

1.1                                 maintaining repairing resurfacing cleansing and marking out the Parking Spaces and other parts of the Common Areas designated as car parking spaces including without prejudice to the generality of the foregoing all costs and expenses incurred in providing suitable alternative car parking facilities whilst such works are being carried out;

1.2                                 provision maintenance repair decoration and renewal of any refuse huts bins and paladins and compactors for refuse disposal and disposing of and arranging for refuse disposal from the Common Areas;

1.3                                 inspecting maintaining repairing and whenever necessary renewing the Conducting Media lying in under or over the Development so far as the same are not exclusively within and do not exclusively serve the Premises or any Other Lettable Unit;

1.4                                 inspecting maintaining cleaning repairing and whenever necessary resurfacing the roads and footpaths within the Development;

1.5                                 repairing and resurfacing the Parking Spaces and other parts of the Common Areas designated as car parking spaces and the associated lighting system including without prejudice to the foregoing all costs and expenses incurred in providing suitable alternative car parking facilities while such works are being carried out;

1.6                                 inspecting maintaining repairing and whenever necessary renewing the lighting system serving the roads footpaths and parking areas within the Development and all electricity costs associated therewith;

1.7                                 Inspecting maintaining repairing and whenever necessary renewing the security gates and/or intercom and/or entry phone system between the security gates and the Premises and any Other Lettable Unit and all electricity costs associated therewith;

1.8                                 maintaining cultivating planting and whenever necessary replacing any landscaped areas and/or planters within the Development;

1.9                                 inspecting maintaining repairing and whenever necessary renewing the boundary walls and fences belonging to the Development;

1.10                           general water and other rates of whatever nature or kind payable in respect of the Development (other than the Premises and the Other Lettable Units but for the avoidance of doubt including any management office as referred to in paragraph (14) below);

1.11                           providing maintaining and renewing name boards directional signs fire regulation and security notices;

1.12                           maintaining supporting repairing cleansing and amending all roads footpaths walls and fences Conducting Media and other things the use of which is common to the Development or any part thereof and to any premises neighbouring the Development;

1.13                           providing security services within the Development including the provision of security patrols to the extent reasonably necessary;

1.14                           maintaining repairing cleansing decorating and renewing any part of the Development designated by the Lessor for use as a management office for the Development (including a notional rent for the same and any fixtures or fittings in such office).

2.                                       All reasonable and proper costs and expenses in respect of:

2.1                                 effecting and maintaining such insurances as the Lessor may reasonably deem appropriate in connection with the Common Areas including insurance against damage by any of the insured Risks property owners’ or third party liability risks;

2.2           all valuations carried out from time to time for the purposes of such insurances.

3.                                       All reasonable and proper costs and expenses incurred by the Lessor or its surveyors in employing staff for the purposes of or in any way connected with any of the matters mentioned in this Part of this Schedule or for security or building maintenance purposes or otherwise in the interests of good estate management or for the proper enjoyment and benefit of the Development.

4.                                       All reasonable and proper fees and costs incurred in respect of or in connection with the preparation of the demands statements Certificates and other charges mentioned in Part A of this Schedule and of accounts kept for the purpose thereof.

5.                                       The reasonable and proper fees of any managing agents employed for the general management of the Development (including if required by the Lessor the collection of the rents and/or service charge payments) and if no managing agents are employed for such purposes a management fee payable to the Lessor provided that such management fee shall not exceed that which would have been reasonably payable to independent managing agents.

6.                                       The reasonable and proper cost of carrying out works or services of any kind whatsoever which the Lessor may reasonably deem desirable or necessary for the purpose of maintaining or improving the services in the Development.

7.                                       The reasonable and proper cost of taking all steps reasonably deemed desirable or expedient by the Lessor for complying with making representations against or otherwise contesting the incidence of the provisions of any legislation or orders or statutory requirements or agreements entered into thereunder concerning town planning means of escape or other fire precautions public health highways streets drainage or other matters relating or alleged to relate to the Development for which the Lessee is not liable hereunder.

8.                                       Such sum or sums by way of reasonable provision for anticipated future expenditure in respect of any of the said matters as the Lessor’s auditors accountants or surveyors (as the Lessor shall from time to time nominate) acting as experts and not the as arbitrators shall decide should be allocated to the Accounting Period in question as being prudent and reasonable in the circumstances (such decision to be final and binding on the parties).

9.                                       All VAT which may be applicable to any of the foregoing services or items save to the extent that the Lessor can recover the same.

Part C

Building Charge

1.             The reasonable and proper costs and expenses of maintaining repairing cleansing decorating and renewing:

1.1                                 any central heating air conditioning ventilation and hot water boilers apparatus and installations and Conducting Media in under or upon the Building and available for enjoyment or use by more than one lessee of the Building in common with the Lessor and the tenants of other parts of the Building or in or serving the Common Parts;

1.2                                 the Common Parts and carpets and other fixtures and fittings therein;

1.3           any fire alarm system and fire-fighting equipment in the Building;

1.4           the window cleaning equipment serving the Building (and the cleaning of the external windows if the Lessor so determines).

2.             The reasonable and proper cost of lighting the Common Parts.

3.                                       The reasonable and proper cost of fuel and other running costs relating to the central heating air conditioning ventilation and hot water boilers apparatus and installations and Conducting Media.

4.                                       All general and other rates of whatever natural or kind and all taxes duties levies assessments impositions and outgoings whatsoever (whether parliamentary parochial local or of any other description) payable by the Lessor in respect of the Common Parts.

5.                                  All reasonable and proper costs and expenses incurred by the Lessor or its surveyors in respect of:

5.1           the general management of the Building;

5.2                                 maintenance contracts for any lifts and any such central heating air conditioning ventilation and hot water boilers apparatus and installations;

5.3                                 employing staff for the purposes of or in any way connected with any of the matters mentioned in this Part of this Schedule or for security or building maintenance purposes or otherwise in the interests of good estate management or for the proper enjoyment and benefit of the Building in so far as this is not covered by the costs and expenses specified in paragraph 3 of Part B of this Schedule.

6.                                       The reasonable and proper cost of taking all steps reasonably deemed desirable or expedient by the Lessor for complying with making representations against or otherwise contesting the incidence of the provisions of any legislation or orders or statutory requirements thereunder concerning town planning public health highways streets drainage or other matters relating or alleged to relate to the Building for which the Lessee is not liable hereunder in so far as this is not covered by the costs specified in paragraph 7 of Part B of this Schedule.

7.                                       All reasonable and proper fees and costs incurred in respect of or in connection with Interim Charges and Certificates mentioned in Part A of this Schedule in so far as they relate to the Building Charge and of accounts kept and audits made for the purpose thereof.

8.                                       The reasonable and proper fees of any managing agents employed by the Lessor for the general management of the Building in so far as this is not covered by the fees specified in paragraph 5 of Part B of this Schedule.

9.                                       Such sum or sums by way of reasonable provision for anticipated future expenditure during the Term in respect of any of the said matters as the Lessor’s auditors accountants or Surveyors (as so nominated) acting as Experts and not as arbitrators shall decide should be allocated to the Accounting Period in question as being prudent and reasonable in the circumstances (such decision to be final and binding on the parties).

10.                                 The reasonable and proper cost of carrying out works or services of any kind whatsoever which the Lessor may reasonably deem desirable or necessary for the purpose of maintaining or improving the services in the Building and the cost of any other services reasonably provided by the Lessor from time to time for the benefit of lessees in the Building or in the interests of good estate management in so far as this is not covered by the costs specified in paragraph 6 of Part B of this Schedule.

11.                                 All VAT which may be applicable to any of the foregoing services or items save to the extent that the Lessor can recover the same.

SCHEDULE 5

Covenants by the Surety

1.                                       The Surety (if any) in consideration of the grant of this Lease (or the agreement to the assignment of this Lease as appropriate) COVENANTS AND GUARANTEES with and to the Lessor that;

1.1                                 The Lessee shall punctually pay the rents and perform and observe the covenants and other terms of this Lease.

1.2                                 If the Lessee shall make any default in payment of the rents or in performing or observing any of the covenants or other terms of this Lease the Surety will pay the rents and perform or observe the covenants or terms in respect of which the Lessee shall be in default and make good to the Lessor on demand and indemnify the Lessor against all losses, damages, costs and expenses arising or incurred by the Lessor as a result of such non-payment, non-performance or non-observance notwithstanding:

(a)                                  any time or indulgence granted by the Lessor to the Lessee or any neglect or forbearance of the Lessor in enforcing the payment of the rents or the observance or performance of the covenants or other terms of this Lease;

(b)                                 that the terms of this Lease may have been varied by agreement between the parties;

(c)                                  any other act or thing by which but for this provision the Surety would have been released.

1.3                                 These provisions are to take effect immediately on the grant (or the assignment as appropriate) of the Lease to the Lessee and are to remain in force so long and to the extent that the Lessee is not released by law from liability for any of the covenants and other terms of this Lease.

2.                                       The Surety FURTHER COVENANTS with the Lessor that if this Lease is disclaimed or forfeited prior to any lawful assignment by the Lessee of this Lease the Lessor may within six months after the disclaimer or forfeiture by notice in writing require the Surety to accept a new lease of the Premises for a term equivalent to the residue which if there had been no disclaimer or forfeiture would have remained of the Term at the same rent and subject to the like covenants and conditions as are payable under and applicable to the tenancy immediately before the date of such disclaimer or forfeiture (the said new lease and the rights and liabilities thereunder to take effect as from the date of such disclaimer or forfeiture) and in such case the Surety shall pay the Lessor’s costs Incurred by the Lessor in connection with such new lease and the Surety shall accept such new lease accordingly and will execute and deliver to the Lessor a Counterpart thereof.

3.                                       If this Lease is disclaimed or forfeited and for any reason the Lessor does not require the Surety to accept a new lease of the Premises in accordance with paragraph 2 hereof the Surety shall pay to the Lessor on demand an amount equal to the difference between any money received by the Lessor for the use or occupation of the Premises less any expenditure incurred by the Lessor in connection with the Premises and the rents which would have been payable under the Lease but for such disclaimer or forfeiture in both cases for the period commencing with the date of such disclaimer or forfeiture and ending on whichever is the earlier of the following dates:

(a)                                  the date six months after such disclaimer or forfeiture; and

(b)                                 the date (if any) upon which the Premises are relet.

4.                                       The Surety FURTHER COVENANTS and guarantees the obligations of the Lessee under any Authorised Guarantee Agreement entered into by the Lessee pursuant to the terms of this Lease.

5.                                       For the purposes of these provisions references to the Lessee are to the Lessee in relation to whom the Surety’s covenant is given but not any lawful assignee of such Lessee.

SCHEDULE 6

Authorised Guarantee Agreement

1.                                       The Lessee in consideration of the agreement to the assignment of the Lease COVENANTS AND GUARANTEES with and to the Lessor that:

1.1                                 The Assignee shall punctually pay the rents and perform and observe the covenants and other terms of the Lease.

1.2                                 If the Assignee shall make any default in payment of the rents or in performing or observing any of the covenants or other terms of the Lease the Lessee will pay the rents and perform and observe the covenants or terms in respect of which the Assignee shall be in default and make good to the Lessor on demand and indemnify the Lessor against all losses, damages, costs and expenses arising or incurred by the Lessor as a result of such non-payment, non-performance or non-observance notwithstanding;

(a)                                  any time or indulgence granted by the Lessor to the Assignee or any neglect or forbearance of the Lessor in enforcing the payment of the rents or the observance or performance of the covenants or other terms of the Lease;

(b)                                 that the terms of the Lease may have been varied by agreement between the parties (but subject always to section 18 Landlord and Tenant (Covenants) Act 1995);

(c)                                  any other act or thing by which but for this provision the Lessee would have been released.

2.                                       The Lessee FURTHER COVENANTS with the Lessor that if the Lease is disclaimed prior to any lawful assignment by the Assignee of the Lease the Lessor may within six months after the disclaimer require the Lessee to accept a new lease of the Premises for a term equivalent to the residue which if there had been no disclaimer would have remained of the Term at the same rent and subject to the like covenants and conditions as are payable under and applicable to the tenancy immediately before the date of such disclaimer (the said new lease and the rights and liabilities thereunder to take effect as from the date of such disclaimer) and in such case this Lessee shall pay the Lessor’s costs incurred by the Lessor in connection with such new lease and the Lessee shall accept such new lease accordingly and will execute and deliver to the Lessor a Counterpart thereof.

3.                                       If the Lease is disclaimed and for any reason the Lessor does not require the Lessee to accept a new lease of the Premises in accordance with paragraph 2 the Lessee shall pay to the Lessor on demand an amount equal to the difference between any money received by the Lessor for the use or occupation of the Premises less any expenditure incurred by the Lessor in connection with the Premises and the rents which would have been payable under the Lease but for such disclaimer in both cases for the period commencing with the date of such disclaimer and ending on whichever is the earlier of the following dates:

(a)                                  the date six months after such disclaimer;

(b)                                 the end or sooner determination of the Term.

4.                                       Notwithstanding any of the foregoing provisions the Lessee:

(a)                                  shall not be required to guarantee in any way the liability for the covenants and other terms of the Lease of any person other than the Assignee; and

(b)                                 shall not be subject to any liability, restriction or other requirement (of whatever nature) in relation to any time after the Assignee is by law released from the covenants and other terms of the Lease.

5.                                       No person other than a contracting party may enforce any provision of this Deed by virtue of the Contracts (Rights of Third Parties) Act 1999.

6.                                       Words and expressions used herein shall have the same meaning as in the Lease.

SIGNED as a deed by [ILLEGIBLE] MOODY	)	/s/ [ILLEGIBLE]
and J.A. [ILLEGIBLE]	)
as attorneys for Felaw Malting lpswich	)
(No. 1) Limited in the presence of:	)	/s/ [ILLEGIBLE]

/s/ JEREMY PICKLES [ILLEGIBLE]
Name of Witness and Signature

ATLANTIC HOUSE HOLBORN VIADUCT LONDON ECIA 2FG
Address

SIGNED as a deed by [ILLEGIBLE] MOODY	)	/s/ [ILLEGIBLE]
and J.A. [ILLEGIBLE]	)
as attorneys for Felaw Maltings Ipswich	)
(No.2) Limited in the presence of:	)	/s/ [ILLEGIBLE]

/s/ JEREMY PICKLES [ILLEGIBLE]
Name of Witness and Signature

ATLANTIC HOUSE HOLBORN VIADUCT LONDON ECIA 2FG
Address

SIGNED as a deed by [ILLEGIBLE] MOODY	)	/s/ [ILLEGIBLE]
and J.A. [ILLEGIBLE]	)
as attorneys for Mars Pension Trustees	)
Limited in the presence of:	)	/s/ [ILLEGIBLE]

/s/ JEREMY PICKLES [ILLEGIBLE]
Name of Witness and Signature

ATLANTIC HOUSE HOLBORN VIADUCT LONDON ECIA 2FG
Address